UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 12, 2018

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue,

Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 12, 2018, Lennar Corporation (the “Company”) completed the acquisition of CalAtlantic Group, Inc. (“CalAtlantic”) through a transaction in which CalAtlantic was merged with and into a wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub continuing as the surviving corporation and a subsidiary of the Company (the “Merger”). The Merger took place pursuant to the Agreement and Plan of Merger dated as of October 29, 2017, among CalAtlantic, the Company and Merger Sub (the “Merger Agreement”).

CalAtlantic is a homebuilder which builds homes across the homebuilding spectrum, from entry level to luxury, in 43 Metropolitan Statistical Areas in 19 states. It also provides mortgage, title and escrow services. At December 31, 2017, CalAtlantic owned or controlled approximately 70,000 homesites. It was building homes in 566 communities and had a backlog of home sale contracts relating to 6,420 homes with a total dollar value of $3.2 billion. Additional information about CalAtlantic and its assets and liabilities is contained in a Joint Proxy Statement/Prospectus which is part of the Company’s registration statement under the Securities Act of 1933, File No. 333-221738 (the “Registration Statement”), to which the Merger Agreement is an exhibit. The Registration Statement, including the Merger Agreement, is incorporated by reference into this Report on Form 8-K.

Prior to the Merger, the CalAtlantic common stock was traded on the New York Stock Exchange. CalAtlantic’s stockholders are receiving as Merger consideration 0.885 shares of the Company’s Class A common stock and 0.0177 shares of the Company’s Class B common stock with regard to each share of CalAtlantic common stock. However, CalAtlantic stockholders had the option, which expired on February 5, 2018, to elect to receive $48.26 per CalAtlantic share in cash instead of stock of the Company as Merger consideration, subject to a limit that the amount the Company would be required to pay in cash would not exceed $1,162,249,972. Due to that limit, the option to receive cash could not be exercised with regard to more than 24,083,091 shares of CalAtlantic common stock. Holders of only 391,893 shares of CalAtlantic common stock elected to receive cash. However, MP CA Homes LLC, the largest stockholder of CalAtlantic, had agreed that if stockholders did not elect to receive cash with regard to the remainder of the maximum 24,083,091 shares, MP CA Homes LLC would be deemed to have elected to receive cash with regard to the maximum number of shares as to which cash elections could be made. As a result, the Company is issuing as Merger consideration a total of 82,731,943 shares of its Class A common stock, 1,654,639 shares of its Class B common stock and $1,162,249,972 in cash. No fractional shares of the Company’s common stock will be issued in the Merger, and CalAtlantic stockholders will instead receive cash in lieu of fractional shares of the Company’s common stock. The Company may issue additional shares and pay additional cash in the future as a result of conversions of CalAtlantic convertible debt securities and exercises of CalAtlantic options, restricted stock units and stock appreciation rights.

The description above of the terms of the transaction is not complete. The transaction is described in greater detail in the Registration Statement and in the Merger Agreement.

In connection with the Merger, Scott D. Stowell, who was the Executive Chairman of CalAtlantic until the Merger, was elected to the Company’s Board of Directors as of immediately after the effective time of the Merger.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 19, 2018, the Company offered holders of eight issues of Senior Notes of CalAtlantic (“CalAtlantic Notes”) the opportunity to exchange their CalAtlantic Notes for notes of the Company (“Lennar Notes”) having financial terms (i.e., terms relating to principal, interest, maturity and similar items) that are substantially identical with the terms of the CalAtlantic Notes for which they were exchanged. However, other terms of the Lennar Notes (including covenants) are similar to those of senior notes that the Company had previously issued, rather than being similar to those of the CalAtlantic Notes for which the Lennar Notes were exchanged. The Company’s obligation to issue Lennar Notes in exchange for tendered CalAtlantic Notes was conditioned on the consummation of the Merger.

Holders of CalAtlantic Notes that tendered them for exchange were required to consent to amendments to the Indentures relating to the CalAtlantic Notes removing most of the covenants in those Indentures or the base indentures to which they relate.

Holders of CalAtlantic Notes that tendered them for exchange on or before February 1, 2018 (the “Early Tender Date”) are entitled to receive, with regard to each $1,000 principal amount of tendered CalAtlantic Notes, $1,000 principal amount of Lennar Notes with similar financial terms and $1.00 in cash. Holders of CalAtlantic Notes that tendered or tender them for exchange after February 1, 2018, but before the exchange offers expire on February 16, 2018, will be entitled to receive with regard to each $1,000 principal amount of tendered CalAtlantic Notes, $970 principal amount of Lennar Notes with similar financial terms and $1.00 in cash. Tendered CalAtlantic Notes could be withdrawn until February 1, 2018, but not after that date.

By the close of business on February 1, 2018, a total of $2.8 billion principal amount of CalAtlantic Notes had been tendered to be exchanged for a total of $2.8 billion principal amount of Lennar Notes. Between February 2, 2018 and February 9, 2018, no additional CalAtlantic Notes were tendered to be exchanged for Lennar Notes. As a result, when the Merger became effective on February 12, 2018, Lennar became obligated to issue eight issues of Lennar Notes as follows:

Title of Lennar Notes	Maturity Date	Aggregate Principal Amount
8.375% Senior Notes due 2018	May 15, 2018	$485,609,000
6.625% Senior Notes due 2020	May 1, 2020	$267,708,000
8.375% Senior Notes due 2021	January 15, 2021	$397,606,000
6.25% Senior Notes due 2021	December 15, 2021	$291,960,000
5.375% Senior Notes due 2022	October 1, 2022	$240,753,000
5.875% Senior Notes due 2024	November 15, 2024	$421,403,000
5.25% Senior Notes due 2026	June 1, 2026	$395,535,000
5.00% Senior Notes due 2027	June 15, 2027	$347,343,000

It is possible that between February 9, 2018 and the expiration of the exchange offer on February 16, 2018, additional CalAtlantic Notes will be tendered for exchange.

The Company will not be directly obligated with regard to CalAtlantic Notes that are not tendered for exchange. However, because of the Merger, Merger Sub, which is wholly owned by Lennar, was required to assume all CalAtlantic’s obligations with regard to the CalAtlantic Notes and with regard to two issues of CalAtlantic convertible senior notes. Accordingly, the obligations with regard to the CalAtlantic Notes that were not tendered and with regard to any CalAtlantic convertible senior notes that are not converted will be included in the consolidated liabilities of the Company and its subsidiaries.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As required by the Merger Agreement, Scott D. Stowell, who was the Executive Chairman of CalAtlantic until the Merger, was elected by the Company’s Board of Directors to serve as a director of the Company effective immediately after the Merger became effective on February 12, 2018.

Mr. Stowell served as Executive Chairman of the Board of Directors of CalAtlantic Group, Inc. from October 2015 to February 2018. Prior to that, Mr. Stowell served as CalAtlantic’s Chief Executive Officer from January 2012 to September 2015 and as President from March 2011 to September 2015. Mr. Stowell also served as Chief Operating Officer of CalAtlantic from May 2007 to March 2011. Mr. Stowell joined CalAtlantic in 1986 as a project manager.

Mr. Stowell has not been assigned to any Committees of the Board. Neither Mr. Stowell nor any immediate family member of Mr. Stowell has been a participant in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Mr. Stowell will participate in the Company’s outside director compensation program, which provides that directors receive an annual equity grant of 2,000 shares of the Company’s Class A common stock, an outside director retainer of $130,000 payable quarterly, half in stock and half in cash, and committee fees, as applicable. Mr. Stowell will receive the prorated portions of the annual equity grant of the Company’s Class A common stock and the outside director retainer based on his period of service until the next annual meeting.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 12, 2018, upon the recommendation of the Board of Directors of the Company, the stockholders of the Company approved an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Class A common stock from 300,000,000 shares to 400,000,000 shares. The description of the amendment to the Company’s Restated Certificate of Incorporation is qualified in its entirety by, and should be read in conjunction with, the complete text of the amendment to the Company’s Restated Certificate of Incorporation which is attached hereto as Exhibit 3.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On February 12, 2018, the Company held a Special Meeting of Stockholders. The final results for each of the matters submitted to a vote of stockholders at the meeting are below.

(1)	The holders of the Company’s Class A and Class B common stock, voting together as though they were a single class, approved a proposal to approve the issuance of the Company’s Class A and Class B common stock in connection with the Merger. The results of the vote on that proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-votes
488,957,572	108,440	3,052,833	24,471,073

(2)	The holders of the Company’s Class A and Class B common stock, voting together as though they were a single class, approved a proposal to approve an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of the Company’s Class A common stock from 300,000,000 shares to 400,000,000 shares. The results of the vote on that proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-votes
513,209,969	528,412	2,851,537	0

(3)	The holders of the Company’s Class A common stock, voting as a separate class, approved a proposal to approve an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of the Company’s Class A common stock from 300,000,000 shares to 400,000,000 shares. The results of the vote of the holders of the Company’s Class A common stock on that proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-votes
180,115,779	399,932	2,347,167	0

(4)	The holders of the Company’s Class A and Class B common stock, voting together as though they were a single class, approved a proposal to approve the adjournment of the Special Meeting, if necessary in order to enable the Company to solicit additional votes, if at the time of the stockholders meeting there were not sufficient votes to approve the proposal regarding the issuance of Class A and Class B common stock in connection with the merger or the proposal regarding an amendment to the Company’s Certificate of Incorporation. The results of the vote on that proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-votes
496,259,838	17,446,563	2,883,517	0

Item 9.01. Financial Statements and Exhibits.

The following exhibit is furnished as part of this Current Report on Form 8-K.

(d) Exhibits.

Exhibit No.	Description of Document

3.1	Certificate of Amendment to Restated Certificate of Incorporation dated February 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2018		Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer